Exhibit 10.16
PROCUREMENT AGREEMENT
     THIS PROCUREMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 31st day of July, 2001 (the “Effective Date”) by and between OpNext Japan, Inc. (hereinafter referred to as “Seller”), a corporation organized and existing under the laws of Japan with its principal place of business at 216 Totsuka-cho, Totsuka-ku, Yokohama-shi, 244-8567, Japan and Hitachi, Ltd. (hereinafter referred to as “Purchaser”), a corporation organized and existing under the laws of Japan with its principal place of business at 216 Totsuka-cho, Totsuka-ku, Yokohama-shi, 244-8567, Japan.
     WHEREAS, upon the consummation of the transactions contemplated by that certain Amended and Restated Stock Purchase Agreement, dated as of the date hereof, between Purchaser, OpNext, Inc., a Delaware corporation (“OpNext USA”), Clarity Partners, L.P., a Delaware limited partnership (“Clarity”), Clarity OpNext Holdings I, LLC, a Delaware limited liability company (“Holdings I”), and Clarity OpNext Holdings II, LLC, a Delaware limited liability company (“Holdings II”), Seller will be a wholly-owned subsidiary of OpNext USA; and
     WHEREAS, Purchaser and OpNext USA are parties to that certain Preferred Provider Agreement (the “Preferred Provider Agreement”), dated as of the date hereof, which sets forth the terms and conditions upon which Purchaser agrees to purchase Optronic Components (as defined therein) from the OpNext Group (as defined therein); and
     WHEREAS, the Preferred Provider Agreement provides that Purchaser and Seller shall enter into a definitive procurement contract to set forth certain additional terms for Purchaser’s purchase of any Optronic Components from Seller; and
     WHEREAS, Purchaser desires to purchase Optronic Components from Seller, and Seller agrees to sell such Optronic Components, on the terms and conditions set forth herein and in the Preferred Provider Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Certain Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Preferred Provider Agreement. In addition, as used in this Agreement, the following terms shall have the meanings ascribed to them below.
1.1	“Customers” shall mean the Customers for whom the Purchaser is performing work in which the Products (as defined below) are to be incorporated.

1.2	“Products” shall mean any components or products produced, marketed and/or sold currently and in the future by any member of the OpNext Group for use in any form of data communications system, cable system, fiber optic system, wireless system and/or other similar systems (including without limitation transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides).

1.3	“day”, “week”, “month”, and “year” means the solar calendar or Gregorian Calendar day, week, month, and year in Japan.
2.	Rolling Forecast. Purchaser shall furnish to Seller on the first (1st) day of each month a rolling three (3) months Products requirement forecast (each, a “Rolling Forecast”) which shall indicate the forecasted amount of Products to be purchased for each of the upcoming three months. For example, Purchaser will furnish to Seller on January 1st the forecasted amount of Products to be purchased for the months of February, March and April and Purchaser will furnish to Seller on February 1st the forecasted amount of Products to be purchased for the months of March, April and May. If Purchaser fails to submit a Rolling Forecast by the first (1st) day in any given month, the most recent Rolling Forecast submitted by Purchaser shall apply.

The forecast for the first two (2) months of each such Rolling Forecast shall be Purchaser’s firm commitment (“Firm Commitment”) to purchase which cannot be cancelled, except upon Seller’s written consent. The subsequent one (1) month forecast shall be for informational purposes only and shall not be binding upon Purchaser. Six (6) months after the Effective Date, the parties will negotiate in good faith to attempt to shorten the time periods set forth in this paragraph in order to reflect changes in Seller’s manufacturing capacity. After submitting a Rolling Forecast to Seller, Purchaser may increase or decrease the quantity of Products to be purchased in the first two (2) months of each Rolling Forecast, but only with Seller’s written consent.
3.	Purchase Order and Change of Purchase Order.
3.1	Purchase Order. Purchaser shall initiate a purchase by sending Seller a written purchase order (“Purchase Order”). Neither Purchaser’s failure to submit a Purchase Order to Seller nor anything contained in any Purchase Order shall diminish Purchaser’s Firm Commitment set forth in any Rolling Forecast to purchase Products. Each Purchase Order shall indicate that it shall be governed by the terms and conditions of this Agreement and shall contain at least the following information:
(a)	Seller’s Product numbers;

(b)	Quantity of Products;

(c)	Requested delivery terms and delivery dates;

(d)	List Prices (as defined below);

(e)	Product specifications (“Product Specifications”) or reference thereto; and

(f)	Inspection Requirements (as defined below) or reference thereto.
3.2	Acceptance of Purchase Orders. A Purchase Order will be deemed accepted by Seller unless rejected by Seller in writing, specifying the reasons for rejection, within ten (10) calendar days after receipt of such Purchase Order. Each Purchase Order shall be deemed to be an offer by Purchaser to purchase the Products pursuant to the terms of this Agreement and the Preferred Provider Agreement and, when accepted by Seller as provided above, shall give rise to a contract under the terms set forth in this Agreement to the exclusion of any additional or contrary terms set forth in the Purchase Order or any acceptance by Seller unless such additional or contrary terms are mutually agreed to in writing by the parties.

3.3	Modification of Purchase Orders. No accepted Purchase Order shall be modified or cancelled except upon the written agreement of both parties.

3.4	Order of Precedence. The terms and conditions of this Agreement, as amended in writing by the mutual agreement of Purchaser and Seller, take precedence over any additional terms and conditions of Purchaser or Seller. Neither party’s commencement of performance nor shipment of Products shall be deemed or construed to be acceptance of any additional or inconsistent terms and conditions. None of the terms and conditions herein may be added to, modified, superseded or otherwise altered except by a written instrument signed by an authorized representative of both Purchaser and Seller. Purchaser and Seller hereby object to any terms and conditions that may be contained in any acknowledgment, invoice or other form issued by the other party and each notifies the other party of such objection and each party acknowledges receipt of such notice of objection.
4.	Inspection.
4.1	Inspection Requirements. Purchaser shall provide Seller with Purchaser’s specific requirements (the “Inspection Requirements”) for inspection and testing for the Product(s) that Purchaser intends to purchase from Seller. Purchaser shall provide Seller written notice of any modification to such Inspection Requirements as soon as reasonably possible after Purchaser has determined such modified requirements. Seller shall inspect and/or test each and every part of the Products before shipment or delivery to Purchaser in accordance with Purchaser’s Inspection Requirements. Seller shall submit to Purchaser a record of the inspection and/or testing of the Products upon Purchaser’s written request.

4.2	Inspection by Purchaser at Seller’s site. Seller shall grant Purchaser reasonable access and entry at reasonable times and for a reasonable duration to any factory of Seller or its subcontractors that is involved in the manufacture or distribution of Products ordered by Purchaser, but in no event must Seller grant Purchaser such access more often than one (1) time per fiscal quarter. Such entry and access shall be for the purpose of allowing Purchaser to review Seller’s undertaking and performance of the inspection and/or testing of the materials, design and workmanship of the Products as set forth in the Inspection Requirements. Any such review is for the sole benefit of Purchaser and shall not relieve Seller of the responsibility of inspecting and/or testing the Products in accordance with the relevant Inspection Requirements. No review by Purchaser shall be construed as constituting or implying acceptance of a particular Product or shipment of Products or Seller’s performance of the Inspection Requirements. Purchaser’s review shall not relieve Seller of any of its obligations or liabilities under this Agreement nor affect any of the rights and remedies of Purchaser hereunder. Upon Seller’s written consent, which consent shall not be unreasonably withheld, Purchaser’s Customers and/or a representative of any competent government authority or any agency thereof (“Government Representative”) may attend such inspection and testing by Seller, provided that (i) any such Customer must first agree to be bound by a nondisclosure agreement that protects Seller’s interests at least as much as Sections 6.2 and 6.3 of the Preferred Provider Agreement; and (ii) with respect to a Government Representative, Purchaser shall request and use reasonable best efforts to cause such Government Representative to agree to be bound by a nondisclosure agreement that protects Seller’s interests at least as much as Sections 6.2 and 6.3 of the Preferred Provider Agreement.

Seller shall be entitled to be present at all times during Purchaser’s entry and access for the purposes described herein. Purchaser shall bear its own costs and expenses in connection with its entry and access to Seller’s and its subcontractor’s facilities for the purposes of reviewing Seller’s undertaking and performance of the inspection and/or testing of the materials, design and workmanship of the Products as set forth in the Inspection Requirements.

Seller shall take all reasonable actions to ensure the safety and health of Purchaser’s personnel at Seller’s factory.

Purchaser may at any time designate a third-party inspector or agent to act on its behalf in connection with Purchaser’s review as described herein, provided that (i) such third-party inspector or agent agrees to be bound by a nondisclosure agreement that protects Seller’s interests at least as much as Sections 6.2 and 6.3 of the Preferred Provider Agreement; (ii) Purchaser gives prior notice to Seller of the designation and identity of any such third-party inspector or agent; and (iii) to the extent such third-party inspector or agent is a direct competitor of Seller, Seller consents to such third-party inspector’s designation.

5.	Product Prices. At least sixty (60) days before October 1, 2001, April 1, 2002, and each subsequent October 1 and April 1 (each, a “Start Date”), Purchaser and Seller shall agree on the list prices for each Product (the “List Prices”). The List Prices will be the prices Purchaser pays for the Products and will be applicable for the six (6) month period (each, a “Period”) beginning on the upcoming Start Date. List Prices in aggregate shall be at least as favorable as the lowest prices in aggregate at which a comparable volume of Products with substantially the same specifications, product mix, and quality could be purchased in the market. The List Prices may be revised at any time during a Period only by the mutual written consent of the parties. Notwithstanding the foregoing, in the event of an increase in costs during a Period beyond Seller’s control, the parties shall discuss a corresponding increase in List Prices and Seller shall be allowed to increase the List Prices to the extent of Seller’s increase in costs beyond its control. The List Prices for the Period beginning April 1, 2001 are set forth on Schedule A attached hereto.

6.	Taxes. List Prices do not include any taxes, now or hereafter applicable, which apply or may apply to the Products sold or to this transaction, which will be added by Seller to the sales price, where Seller is required by law to collect such taxes and will be paid by Purchaser unless Purchaser provides Seller with a proper tax exemption certificate in form and substance satisfactory to Seller.

7.	Discounts. In the event that (i) Purchaser receives a discount from the List Prices based on the quantity of Products purchased or (ii) the List Prices reflect a discount based on the quantity of Products purchased, and Purchaser subsequently does not accept delivery and pay for such agreed-upon quantity of Products in accordance with the terms and conditions of this Agreement, a billback will be calculated separately for each type of Product ordered based on the number of units of such Product ordered and paid for by Purchaser. Accordingly, Purchaser will be charged and will pay Seller, within thirty (30) days after receipt of Seller’s invoice, an amount which represents (i) the difference in unit prices from that set forth in the List Prices (i.e., the price per unit normally charged by Seller for the number of units actually received and paid for by Purchaser less the unit price invoiced to Purchaser) multiplied by the number of units received and paid for by Purchaser, and (ii) any per unit discount negotiated by the parties and reflected in the List Prices multiplied by the number of units received and paid for by Purchaser.

8.	Payment. Purchaser shall pay Seller the contract price in full within ninety (90) days after delivery of the Products to Purchaser. Payment as required by the terms of the Agreement must be made when due unless such Products have been rejected by Purchaser in accordance with provisions of Section 10 hereof.

9.	Delivery, Title and Risk of Loss.
9.1	Delivery Terms and Risk of Loss.
(a)	Unless otherwise agreed to by the parties in writing, shipments of Products shall be delivered F.C.A. Seller’s warehouse within Japan (as per the 2000 Incoterms), and title and liability for loss or damage thereto shall pass to Purchaser upon Seller’s tender of delivery of such Products to a carrier for shipment to Purchaser, and any loss or damage thereafter shall not relieve Purchaser from any obligations hereunder.

(b)	Delivery may be made in installments. Default on any payment by Purchaser after delivery or offer of delivery of any installment may, at the option of Seller, be deemed a default as to the entire Purchase Order. The date of the bill of lading or any receipt issued by the carrier, or the date of the shipping documents, shall be conclusive proof of the date of such shipment or delivery to Purchaser. Purchaser shall take delivery promptly and Purchaser shall pay any demurrage accrued by reason of Purchaser’s delay or default or repay same to Seller promptly after demand if Seller has paid or incurred same.
9.2	In Case of Delivery Delay. If delivery of the Products will be delayed beyond the agreed or established schedule for any reason, Seller shall promptly notify Purchaser in writing, stating the reason for such delay, the portion of Products affected and the expected length of the delay. Notwithstanding the foregoing, unless Seller can reasonably demonstrate that a delay in the delivery of the Products is due to a cause or causes referred to in the following paragraph, such delay shall be considered a breach unless Purchaser agrees in writing that such delay shall not constitute a breach.

If delivery is delayed as a result of acts of war, fire, flood, other natural disaster, epidemic, strikes and other causes similar to those listed, the date of delivery shall be extended for a period equal to the time lost by reason of such delay. However, if such delay extends for more than forty-five (45) days, the parties shall negotiate in good faith a change in delivery schedule, and if such delay continues for more than two (2) months following the initial forty-five (45)-day period, Purchaser may cancel the Purchase Order or Rolling Forecast as to the unexecuted portion upon written notice to Seller without cancellation charges or other liability arising from the cancellation.
10.	Acceptance. Products shall be subject to final inspection and acceptance by Purchaser after delivery to Purchaser. Purchaser shall have the right to reject such Products if the Products do not meet the Product Specifications or do not conform to the requirements of the Purchase Order with respect to the quantity of Products or delivery date. If the Purchaser does not notify Seller of its intention to reject Products and the reason(s) for rejection within ten (10) business days from the date of receipt by Purchaser of such Products, Purchaser will be deemed to have accepted such Products. Upon such notice of rejection to Seller, Purchaser may return to Seller for reimbursement, credit, replacement or correction such Products rejected after delivery (“Returned Products”), provided Purchaser initiates the return of such Returned Products to Seller within a reasonable time after Purchaser notifies Seller of Purchaser’s intent to reject such Returned Products. Any Returned Products shall not thereafter be tendered for acceptance by Seller unless the reason for rejection has been fully corrected and disclosed to Purchaser. Packaging, handling and transportation costs incidental to return of the Returned Products shall be at Seller’s expense.

If Purchaser elects to have Seller replace or correct Returned Products pursuant to this Section 10 and Seller fails to do so within the time limit fixed by Purchaser (which time limit shall not be unreasonable based on Seller’s ability to replace or correct such Returned Products), Purchaser may replace or correct the same at Seller’s expense.

The provisions of this Section 10 shall apply equally to any Products that are returned by Purchaser’s Customers for any reason that Purchaser would have been entitled to reject hereunder.

Purchaser’s acceptance of Products shall not in any manner impair the validity of the warranties provided in Section 11 hereof.

11.	Warranty.
11.1	Seller warrants to Purchaser that Products sold to Purchaser pursuant to this Agreement will be free from defects in material and workmanship; will conform to the relevant Product Specifications; and will be free from liens and encumbrances, for a period of one (1) year from the date of shipment to Purchaser; provided that:
(a)	Seller is promptly notified (within the warranty period) of any warranty claim;

(b)	The Products are returned to Seller, freight prepaid, after Purchaser has received a return authorization number from Seller. Seller will credit Purchaser for reasonable freight charges paid to return such goods and merchandise.

(c)	Seller’s examination of such Products shall disclose to its reasonable satisfaction that the claimed defect in the Products was not caused by misuse, static discharge, abuse, neglect, improper handling, installation, unauthorized repair, alteration or accident. Modification of Products by Purchaser, or at Purchaser’s direction, unless specifically authorized in writing by Seller, shall invalidate the above warranty.
11.2	If the Products returned to Seller are deemed by Seller and Purchaser to be in conformance with the warranty in Section 11.1, Purchaser shall reimburse Seller for (i) such freight charges credited by Seller to Purchaser pursuant to Section 11.1 (b), and (ii) costs of examination of the returned Products.

11.3	Seller’s liability under this warranty is limited to, at its election, repairing, replacing or issuing a credit in the amount of the unit List Price minus any applicable quantity discounts times the quantity of such Product for any such claim. In the event Seller repairs or replaces a Product, the one (1) year warranty period set forth above will start over from the date of shipment of such replacement to Purchaser or the date such repair is completed, as the case may be.
THIS WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
12.	Discontinuance. In the event that Seller decides to discontinue the manufacture or change the characteristics, dimensioning, function or any other parts of the Product Specifications, of Products, Seller shall make Commercially Reasonable Efforts (as defined in the Stock Contribution Agreement (the “Stock Contribution Agreement”), dated as of the date hereof, between Purchaser and OpNext USA) to give Purchaser twelve (12) months prior written notice, but in no event shall Seller give Purchaser less than six (6) months prior written notice.
13.	Use Restrictions. The Products are not authorized for use in life support devices or systems of other applications, which pose a significant risk of personal injury. Purchaser agrees to notify Seller in writing of any such applications known to Purchaser within ten (10) days from the date of receipt of this Agreement. In the event that Purchaser provides Seller with such notice of restricted use, this Agreement shall not become effective until and unless it is approved in writing by Seller’s CEO and a separate addendum for the sale of Products for restricted uses is entered into between Purchaser and Seller. Purchaser’s failure to provide Seller with the notice contemplated herein shall constitute Purchaser’s representation and warranty that the Products identified herein will not be used for restricted uses.
14.	Indemnification.
14.1	Defective Products and Acts or Omissions of Seller. Seller shall defend, indemnify and hold harmless Purchaser against all damages, claims or liabilities and expenses (including attorneys’ fees) arising out of or resulting in any way from any defect in the Products purchased hereunder, or from any act or omission of Seller, its agents, employees or subcontractors except as set forth in Sections 14.2 and 14.3 below.

14.2	Prior to the Effective Date. With respect to third party patent and copyright infringement claims and trade secret misappropriation claims regarding the Products as they were sold prior to the Effective Date, Purchaser shall defend and indemnify Seller regardless of the timing of such third party’s infringement claim; except to the extent that such infringement is attributable to any OpNext Japan IP (as defined in the Intellectual Property License Agreement (the “IP License Agreement”), dated as of the date hereof, between Purchaser and Seller) or any product design developed by Seller after the Effective Date.

14.3	After the Effective Date. With respect to third party patent or copyright infringement claims or trade secret misappropriation claims regarding the Products as they are sold after the Effective Date, Purchaser and Seller shall jointly defend such action but only to the extent that such claim involves Assigned IP or Licensed IP (as such terms are defined in the Stock Contribution Agreement and the IP License Agreement). If a third party patent or copyright infringement claim or trade secret misappropriation claim is made against Seller for a new product design that is developed after the Effective Date, Purchaser shall be responsible for the settlement amount of any such claim (provided that prior written approval is obtained) or the resulting liability of any such claim only to the extent such claim results from a product design sold by the Business (as defined in the Stock Contribution Agreement) as of the Effective Date, Assigned IP or Licensed IP, while Seller shall be responsible for the settlement amount of any such claim (provided that prior written approval is obtained) or the resulting liability of any such claim only to the extent that it is caused by the product design introduced by Seller after the Effective Date irrespective of whether such product design is covered by Assigned IP or Licensed IP. To the extent there is a dispute regarding the allocation of the parties’ liabilities under this subsection, the parties shall negotiate in good faith what the allocation of liability should be. If the parties are unable to agree even after good faith negotiations, the parties shall submit the issue to arbitration pursuant to the terms pursuant to the arbitration procedures set forth in Section 19 and Exhibit A hereto. In the event that either party submits the matter to arbitration both parties shall cooperate in such binding arbitration in accordance with Exhibit A.

14.4	The indemnification obligations of Seller pursuant to this Section 14 shall be in addition to the warranty obligations of Seller in Section 11 hereof.
15.	Limitation of Liability.
15.1	Applicability of Preferred Provider Agreement. Purchaser and Seller agree that the provisions of Section 7.1 of the Preferred Provider Agreement relating to limitation of liability are applicable to this Agreement and such terms are incorporated by reference herein in their entirety.

15.2	Exclusions. The limitations or exculpation of liability set forth in Section 15.1 shall not be applicable to any breach of Section 21.3 below or any failure of Purchaser to pay for any Products purchased hereunder.
16.	Confidentiality. Purchaser and Seller agree to be bound by the provisions of Section 6 of the Preferred Provider Agreement relating to each Party’s confidentiality obligations and such terms and conditions are incorporated by reference herein in their entirety.

17.	Term and Termination. This Agreement shall become effective upon the Effective Date and shall remain in force for a period of one year from such Effective Date (the “Original Term”). For so long as the Preferred Provider Agreement remains in effect, this Agreement shall automatically be extended for successive one (1) year-periods (each, a “Successive Term”) unless the parties mutually agree to terminate this Agreement prior to the expiration of the Original Term or any Successive Term. After the termination or expiration of the Preferred Provider Agreement, this Agreement shall automatically be extended for Successive Terms unless either party gives written notice of its intent to terminate no less than ninety (90) days prior to the expiration of a Successive Term.

In the event of any breach by Seller of the terms, conditions or warranties of this Agreement or any Purchase Order or Rolling Forecast, or in the event of the dissolution, bankruptcy or insolvency of Seller, Purchaser shall have the right to terminate this Agreement or any Purchase Order or Rolling Forecast. Notwithstanding the foregoing, for so long as the Preferred Provider Agreement remains in effect between Purchaser and OpNext USA, Purchaser may not terminate this Agreement as a result of any breach of this Agreement by Seller.

18.	Survival. The following provisions of this Agreement shall survive termination or expiration of this Agreement: Sections 11, 13, 14, 15, 16, 17, 18, 19, 20 and 21.

19.	Arbitration. Except for actions seeking injunctive relief or for confirmation or enforcement of an arbitration award, in the event the parties are unable to resolve any dispute arising under this Agreement, the parties shall submit the matter to arbitration in accordance with the arbitration procedures set forth in Exhibit A hereto.

20.	Jurisdiction / Applicable Law.
20.1	Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of Japan without giving effect to (i) the choice of law or conflict of law rules of Japan or any other jurisdiction, (ii) the United Nations Convention on Contracts for the International Sale of Goods, (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods, (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, and (v) the Uniform Computer Information Transactions Act.

20.2	Submission to Jurisdiction; Waivers. With respect to those disputes not required to be submitted to arbitration hereunder as set forth in Section 19 above, each party to this Agreement hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of Japan; (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by Japanese law; and (d) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by Japanese law.
21.	General Provisions.
21.1	Purchaser’s Property. Unless otherwise agreed in writing, all tools, equipment or material of every description furnished to Seller by Purchaser or specifically paid for by Purchaser shall be and shall remain the property of Purchaser. Such property shall be plainly marked or otherwise adequately identified by Seller as “Property of Purchaser” and shall be safely stored separate and apart from Seller’s property. Seller shall not substitute any property for Purchaser’s property and shall not use Purchaser’s property except in filling Purchaser’s orders hereunder. While in Seller’s custody or control, Purchaser’s property shall be held at Seller’s risk and shall be kept insured by Seller at Seller’s expense in an amount equal to the replacement cost payable to Purchaser.

21.2	Force Majeure. Subject to Section 9.2 hereof, neither party to this Agreement shall be held responsible for any failure or delay in performance under this Agreement, except any obligation to pay money, where such performance is rendered impracticable by any act of war, fire, flood, other natural disaster, epidemic, strikes and other causes similar to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence, of the nonperforming party.

21.3	Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Neither party may assign its rights (including by operation of law), or delegate the performance of its obligations, under this Agreement, or any part hereof, without the prior written consent of the other; provided, however, that Purchaser’s consent shall not be unreasonably withheld in the case of any assignment by Seller to OpNext USA or to any direct or indirect majority owned Subsidiary of OpNext USA for so long as (i) Purchaser and its Affiliates directly or indirectly hold voting securities of OpNext USA representing a majority voting interest in OpNext USA or have the right to designate a majority of OpNext USA’s directors pursuant to the Stockholders’ Agreement entered into between Clarity, Holdings I, Holdings II, Purchaser and OpNext USA dated as of the date hereof, (ii) OpNext USA remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, and (iii) such assignment does not result in any additional costs for which Purchaser shall be liable. Any assignment in violation of this Section 21.3 shall be void.

21.4	Relationship of the Parties. Each party is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer/employee relationship between the parties.

21.5	Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

21.6	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail, air mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by facsimile transmission to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, five days after deposit in the U.S. mail or Japanese mail, one day after deposit with a reputable overnight courier service (three days if overseas) and on the next business day if sent by facsimile transmission with confirmation of receipt. The addresses for Purchaser and Seller are:
          If to Seller:

OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Junsuke Kusanagi
          with a copy, which will not constitute notice to Seller, to:
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Harry Bosco
          with a copy, which will not constitute notice to Seller, to:
Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee
          and with a copy, which will not constitute notice to Seller, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Richard L. Bernacchi, Esq.
               Ian Wiener, Esq.

          If to Purchaser:
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: President, Telecommunication Systems Division
          with a copy, which will not constitute notice to Purchaser, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: William A. Streff, Jr., Esq.
21.7	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.8	Interpretation. The headings and captions contained in this Agreement are for reference purposes only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

21.9	Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Preferred Provider Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

21.10	Representation by Counsel; Interpretation. Purchaser and the Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

21.11	Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

21.12	Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.

21.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

21.14	Section 2.1 of the Preferred Provider Agreement. All purchases of Products hereunder are subject to the terms and conditions set forth in the Preferred Provider Agreement, including without limitation, Section 2.1 thereof.

21.15	Compliance with Laws. Each party to this Agreement shall comply with any and all applicable laws, rules and regulations of the governmental authorities concerned.
[The remainder of this page is intentionally left blank.]

SIGNATURE PAGE TO PROCUREMENT AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OPNEXT JAPAN, INC.

By:	/s/ Junsuke Kusanagi

Junsuke Kusanagi President

HITACHI, LTD.

By:	/s/ Eiji Aoki

Eiji Aoki
Managing Officer & Administrative Officer
President, Telecommunication Systems Division

EXHIBIT A
ARBITRATION PROCEDURES
a.	Appointment of Arbitrators. The arbitration shall be heard and determined by a panel of three (3) persons. Each party shall have the right to designate one (1) member of the panel. The party requesting arbitration shall communicate its request in writing, identifying the nature of the dispute and the name of its arbitrator, to the other party (“Arbitration Request”). The other party shall then name, in writing, its arbitrator within fifteen (15) Business Days (as defined in the Stock Purchase Agreement) after receipt of the Arbitration Request. Failure or refusal of the other party to name its arbitrator within the fifteen (15) day time period shall empower the only appointed arbitrator to name the second arbitrator. Within twenty-five (25) Business Days after the Arbitration Request, the two (2) arbitrators shall mutually select a third impartial and neutral arbitrator to the panel. If the two (2) arbitrators are unable to agree upon an arbitrator within forty-five (45) Business Days after the Arbitration Request then within sixty five (65) Business Days after the Arbitration Request, the ICC shall appoint a third arbitrator.

b.	Governing Law and ICC. All disputes submitted to arbitration under this Procurement Agreement shall be governed by the laws specified in the agreement that is the subject of the dispute. The arbitration rules of the International Chamber of Commerce (“ICC”) shall apply to any arbitration under this Procurement Agreement, except to the extent the provisions of this Exhibit A vary therefrom. ICC shall administer the arbitration. Decisions of the panel shall be made by majority vote. The panel may not award punitive damages, injunctions, specific performance or temporary restraining orders.

c.	Expedited Schedule. The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel within seventy five (75) Business Days after the Arbitration Request. Within one hundred twenty (120) Business Days after the Arbitration Request, each party shall supply to the other party all documents that such party intends to introduce or upon which such party intends to rely in connection with such proceeding, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such proceeding (with a brief summary of their area of testimony). Additional documents or witnesses may be introduced only if a majority of the arbitrators determine that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrators in accordance with a timetable to be established by the arbitrators. Unless agreed by the parties otherwise, the hearing shall commence within one hundred fifty (150) Business Days after the Arbitration Request and shall be completed within two hundred twenty five (225) Business Days after the Arbitration Request.

d.	Discovery. The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this Procurement Agreement. The parties may use all methods of discovery available under the Japanese Code of Civil Procedure and/or the United States Federal Rules of Civil Procedure, including depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Exhibit A.

e.	Communication with Arbitrators. Each party shall communicate with the arbitrators only in the presence of the other party or by writing delivered to the ICC for transmittal to the arbitrators and the other party.

f.	Prompt Award. Unless otherwise agreed by the parties, the award shall be made promptly by the panel (in any event, no later than thirty (30) Business Days from the closing of the hearing). Unless otherwise agreed by the parties, the decision and award by the panel shall be reasoned, explain the basis of the decision and be in writing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.

g.	Binding Decisions. The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation, and such court shall enter forthwith an order confirming such decision or award. The arbitration award shall allocate the expenses of the arbitrator(s) and of the arbitration, between the parties in a manner corresponding to the extent to which one (1) party prevails over the other.

h.	Location. Based upon the factors set forth below, the arbitrators shall select one or more of the following cities for the location of the arbitration proceedings: Tokyo, Japan; London, United Kingdom; or New York, U.S.A. The arbitrators shall take into account: (i) the relationship between the acts and circumstances surrounding the dispute and the arbitration location; (ii) the availability and location of witnesses; and (iii) the accessibility and location of evidence.

i.	Confidentiality. All arbitration proceedings undertaken pursuant to this Exhibit A and any awards or decisions resulting therefrom shall be deemed to be confidential between the parties thereto. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contains confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrators shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

SCHEDULE A
List Prices for Period Beginning April 1, 2001

Unit Price
(April 1 to Sept. 30, 2001)
No.	Product #	(consumption tax not included)	Note

1	DC2257D	\27,251
2	DC2378A	\49,064
3	HC2100A	\3,478
4	HOD6401PTK	\36,850
5	LPLC-PN	\34,986
6	ORR-L2	\639,236
7	ORR-M22	\637,748
10	ORR-S2	\672,684
11	OSS-3033	\1,453,017
12	OSS-3112	\1,612,735
13	OSS-3190	\2,237,773
14	OSS-334	\1,612,735
15	OSS-3347	\1,612,735
16	OSS-3425	\1,612,735
17	OSS-3504	\1,612,735
18	OSS-381	\1,612,735
19	OSS-397	\1,612,735
20	OSS-4214	\1,612,735
21	OSS-4772	\1,612,735
22	OSS-4932	\1,612,735
23	OSS-5092	\1,612,735
24	OSS-5172	\1,451,840
25	OSS-5252	\1,468,668
26	OSS-5333	\1,612,735
27	OSS-5413	\1,612,735
28	OSS-5494	\1,612,735
29	OSS-5575	\1,612,735
30	OSS-5655	\1,612,735
31	OSS-573	\1,612,735
32	OSS-5736	\1,612,735
33	OSS-5817	\1,861,211
34	OSS-5898	\1,612,735
35	OSS-EXE	\966,303
36	OSS-L3	\1,221,082
37	OSS-S3	\979,794
38	OSS-SN2	\1,025,672
39	OSS-V3	\1,051,878
40	RCV5706GN	\28,220

Unit Price
(April 1 to Sept. 30, 2001)
No.	Product #	(consumption tax not included)	Note

41	RCV5736DN	\88,666
42	RCV5736KN	\55,161
43	RCV5736LN	\43,509
44	RCV6402NA	\54,157
45	SDC5277M	\200,530
46	SDC5277S	\200,572
47	SDC5310M	\162,307
48	SDC5310P	\161,255
49	SDC5363PF	\52,241
50	SDC5363ST	\49,385
51	SDC5364PF	\62,154
52	SDC5364ST	\55,296
53	SDC5365P	\177,407
54	SDC5365S	\177,357
55	SDC5368MFK	\46,028
56	SDC5368MTK	\47,137
57	SDC5368MTS	\41,953
58	SDC5368PF	\46,983
59	SDC5410M	\156,921
60	SDC5410P	\161,077
61	SDC5468MF	\49,572
62	SDC5468MFK	\41,915
63	SDC5468MT	\45,203
64	SDC5468MTK	\48,016
65	SDC5468PFA	\43,545
66	SDC5469MFK	\47,688
67	SDC5469MT	\53,047
68	SDC5469PF	\48,111
69	SDC7410M	\329,868
70	SDC7469MF	\212,428
71	SDW5303SA	\138,606
72	SDW5462	\57,506
74	SDW7462C	\345,898.56
75	TRM5716GN	\25,728
76	TRM5733DN	\547,653
77	TRM5736GN	\44,449
78	TRM5736HN	\56,054
79	TRM5736TN	\95,112
80	TRM6401NA	\326,234
81	TRM7736GN	\97,711
82	TRM7736TN	\116,980
83	TRV5352MTK	\46,256
84	TRV5352MTS	\45,252
85	TRV5352PFS	\52,852

Unit Price
(April 1 to Sept. 30, 2001)
No.	Product #	(consumption tax not included)	Note

86	TRV5451MT	\38,319
87	TRV5451PTK	\45,120
88	TRV5451ST	\43,326
89	TRV5451STN	\37,729
90	TRV5452MT	\45,038
91	TRV5452MTI	\52,648
92	TRV5452MTK	\53,941
93	TRV5452PFS	\51,789
94	TRV5452PTK	\52,360
95	TRV5452ST	\45,564
96	TRV5452STI	\53,371
97	TRV5452STN	\47,717
98	TRV7452MTK	\211,396
99	TRV7452MTS	\211,153
100	TRV7452PFS	\228,236
101	SDW7463	\192,741
102	SDW7464	\228,226
103	TRV7050BN-S	\1,400,000
104	TRV7040BN-S	\1,230,000	Purchased in sets
105	T10F6901AN-S*****	\1,250,000	Purchased in sets
106	R10F6901AN-SH	\540,000	Purchased in sets

AMENDMENT TO
PROCUREMENT AGREEMENT
     This Amendment (the “Amendment”), is entered on October 18, 2006 (the “Amendment Date”), and made effective retroactively as of July 31, 2006, by and between Hitachi Ltd., a corporation organized and existing under the laws of Japan (“Hitachi”), and Opnext Japan, Inc., a corporation organized and existing under the laws of Japan (“Company”), and is intended to modify certain provisions of the Procurement Agreement dated July 31, 2001, entered between the parties (the “Procurement Agreement”).
RECITALS
     WHEREAS, Hitachi and Company desire to amend certain provisions of the Procurement Agreement as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, Hitachi and Company agree to amend the Procurement Agreement as follows:
     A. Notwithstanding anything in the Procurement Agreement to the contrary, the parties agree that the term of the Procurement Agreement will expire on July 31, 2007. Thereafter, the Procurement Agreement will renew automatically for additional one (1) year periods on an annual basis, unless either party provides the other party with written notice of its intent not to renew the Procurement Agreement at least sixty (60) days prior to the expiration of the then current term.
     B. Notwithstanding anything in the Procurement Agreement to the contrary, the parties agree that a change of control of a party by means of an initial public offering shall not require the consent of the other party.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and to be effective as of the Amendment Date set forth above.

HITACHI, LTD.		OPNEXT JAPAN, INC.

/s/ Naoya Takahashi		/s/ Kei Oki

Name:	Naoya Takahashi	Name:	Kei Oki
Title:	Vice President and Executive Officer	Title:	President, Opnext Japan, Inc.